Exhibit 99.1

ePlus Reports Fourth Quarter and Fiscal 2018 Financial Results

Fourth Quarter Ended March 31, 2018

•	Consolidated net sales were $330.4 million.
•	Technology segment net sales decreased 0.8% to $320.0 million; financing segment net sales increased 0.8% to $10.4 million.
•	Technology segment adjusted gross billings of product and services decreased 3.7% to $441.7 million.
•	Consolidated gross profit increased 6.9% to $81.6 million; consolidated gross margin increased 170 basis points to 24.7%.
•	Net earnings decreased 15.2% to $8.9 million, partially due to a 51% effective tax rate.
•	Diluted earnings per share decreased 13.3% to $0.65; non-GAAP diluted earnings per share increased 5.5% to $0.96.
•	Adjusted EBITDA increased 5.6% to $23.3 million.

Fiscal Year Ended March 31, 2018

•	Consolidated net sales were $1,411.0 million.
•	Technology segment net sales increased 5.8% to $1,369.5 million; financing segment net sales increased 20.4% to $41.5 million.
•	Technology segment adjusted gross billings of product and services increased 6.5% to $1,891.1 million.
•	Consolidated gross profit increased 7.9% to $323.5 million; consolidated gross margin was 22.9%, up 40 basis points.
•	Net earnings increased 9.0% to $55.1 million.
•	Diluted earnings per share increased 9.7% to $3.95; non-GAAP diluted earnings per share increased 4.0% to $4.40.
•	Adjusted EBITDA increased 3.5% to $102.8 million.

HERNDON, VA – May 24, 2018 – ePlus inc. (NASDAQ:PLUS - news), a leading provider of technology solutions, today announced financial results for the three months and fiscal year ended March 31, 2018.

Management Comment

"Fourth quarter results demonstrate that our strategy of increasing the consultative and annuity services we provide to customers in our focused solution areas of Cloud, Security and Digital Infrastructure is working, driving a 6.9% increase in gross profit and a 170 basis point expansion in gross margin to 24.7%. This growth was achieved on stable revenue comparisons, which included the impact of a large customer project that benefited sales in last year's fourth quarter," said Mark Marron, Chief Executive Officer and President.  "For the year, revenues increased 6.1%, and gross margin was 22.9%, up 40 basis points from the prior year."

"We are focusing on the solution areas in high demand by our customers, and expanding the business organically through digital demand generation activities, offering new products and services, and through acquisitions.  We continued to see strong demand for our security solutions, with sales of security products and services increasing 47.9% for the quarter.  For the fiscal year, security related sales increased 23.8%, and accounted for 18.9% of adjusted gross billings, an increase of 280 basis points from the prior year.  In fiscal 2018, we completed the acquisition of IDS and OneCloud, both of which have increased our cloud offerings and capabilities to help our customers move to and from the cloud, more securely, particularly around backup-as-a-service, storage, DevOps, and OpenStack."

Mr. Marron concluded, "While optimizing costs as we migrate to a services-led approach to customer engagements, we continue to make the necessary investments in customer facing personnel to provide the consultative and advisory services our customers need in the Cloud, Security and Digital infrastructure space, and also to capture opportunities in emerging technologies such as analytics, network modernization, edge compute and artificial intelligence."

Prior Period Reclassifications due to Stock Split

Reclassifications of prior period amounts related to numbers of shares and per share amounts have been made to conform to the current period presentation due to the March 31, 2017 stock split.

Fourth Quarter Fiscal 2018 Results

For the fourth quarter ended March 31, 2018 as compared to the fourth quarter of the prior fiscal year ended March 31, 2017:

Consolidated net sales decreased 0.7% to $330.4 million, from $332.8 million.

Technology segment net sales decreased 0.8% to $320.0 million, from $322.5 million.

Adjusted gross billings of products and services decreased 3.7% to $441.7 million, from $458.5 million in the fourth quarter of fiscal 2017, partly due to the completion of a project for one of our large corporate customers in the third quarter of the current year.  Adjusted gross billings are sales of product and services adjusted to exclude the costs incurred of applicable third-party software assurance, maintenance, and services.

Financing segment net sales increased 0.8% to $10.4 million, from $10.3 million due to increases in post contract earnings.

Consolidated gross profit rose 6.9% to $81.6 million, from $76.4 million.  Consolidated gross margin was 24.7%, compared with 23.0% in the prior year.  Gross margin on sales of product and services was 22.3%, compared with 20.5% in the fourth quarter of fiscal 2017. The increase in margins was due to higher product margin combined with higher sales of services.

Operating expenses rose 9.5% to $63.1 million, from $57.6 million in the fourth quarter of fiscal 2017, mainly attributable to an increase in salaries and benefits due to an increase of 87 personnel, or 7.4%, to 1,260 from 1,173, primarily related to the acquisitions completed in the year, an increase in variable compensation as a result of higher gross profit and an increase in depreciation and amortization related to acquisitions.

Consolidated operating income decreased 1.2% to $18.5 million, from $18.7 million.

Our effective tax rate for the current quarter was 51.0%, compared with 44.0% in the prior year quarter. The higher effective tax rate was primarily due to an adjustment of $1.8 million to the estimate we recorded in the third quarter related to the re-measurement of deferred tax assets and liabilities at the new U.S. federal income tax rate.

Net earnings decreased 15.2% to $8.9 million, from $10.5 million.

Adjusted EBITDA increased 5.6% to $23.3 million, from $22.1 million.

Diluted earnings per share was $0.65, compared with $0.75 in the prior year quarter. Non-GAAP diluted earnings per share was $0.96, compared with $0.91 last year. Non-GAAP diluted earnings per share is based on net earnings calculated in accordance with GAAP, adjusted to exclude other income (expense), share based compensation, and acquisition and integration expenses, and the related tax effects, the tax (benefit) expense due to the re-measurement of deferred tax assets and liabilities at the new U.S. tax rates, and an adjustment to our tax expense in the prior year assuming a 31.5% effective annual income tax rate for U.S. operations.

Fiscal Year 2018 Results

For the fiscal year ended March 31, 2018 as compared to the fiscal year ended March 31, 2017:

Consolidated net sales rose 6.1% to $1,411.0 million, from $1,329.4 million.

Technology segment net sales rose 5.8% to $1,369.5 million, from $1,294.9 million.

Adjusted gross billings grew 6.5% to $1,891.1 million, from $1,775.7 million in fiscal 2017. The increase in net sales and adjusted gross billings of products and services was a result of an increase in demand for products and services from our large corporate and healthcare customers, and contributions from acquisitions.  Adjusted gross billings are sales of product and services adjusted to exclude the costs incurred of applicable third-party software assurance, maintenance, and services.

Financing segment net sales increased 20.4% to $41.5 million, from $34.5 million, as a result of higher post-contract earnings due to early terminations of several large leases, as well as revenues earned from consumption based financing arrangements.

Consolidated gross profit rose 7.9% to $323.5 million, from $299.8 million.  Consolidated gross margin was 22.9%, compared with 22.5% in the prior year.  Gross margin on sales of product and services was 20.7%, compared with 20.5% in fiscal 2017, due to higher service revenues, offset by lower product margins related to a large competitively bid project, most of which was delivered in the first nine months of fiscal year 2018.

Operating expenses rose 11.8% to $239.2 million, from $214.0 million in fiscal 2017, mainly attributable to an increase in variable compensation and an increase of 87, or 7.4%, in personnel as well as higher healthcare costs and an increases in depreciation and amortization related to acquisitions.

Consolidated operating income decreased 1.7% to $84.2 million, from $85.7 million.

Our effective tax rate for fiscal 2018 was 34.3%, compared with 41.3% in fiscal 2017. The decrease in the effective tax rate was due to the change in the federal statutory rate from 35% to 21% resulting from legislation that was enacted on December 22, 2017.

Net earnings rose 9.0% to $55.1 million, from $50.6 million.

Adjusted EBITDA rose 3.5% to $102.8 million, from $99.3 million.

Diluted earnings per share was $3.95, compared with $3.60 in fiscal 2017. Non-GAAP diluted earnings per share was $4.40, compared with $4.23 last year. Non-GAAP diluted earnings per share is based on net earnings calculated in accordance with GAAP, adjusted to exclude other income (expense), share based compensation, and acquisition and integration expenses, and the related tax effects, the tax (benefit) expense due to the re-measurement of deferred tax assets and liabilities at the new U.S. tax rates, and an adjustment to our tax expense in the prior year using a 31.5% effective annual income tax rate for U.S. operations.

Balance Sheet Highlights

As of March 31, 2018, ePlus had cash and cash equivalents of $118.2 million, compared with $109.8 million as of March 31, 2017. Inventory decreased 57.4% to $39.9 million and current deferred revenue decreased 40.5% to $38.9 million primarily due to the shipment of large projects within the first nine months of the fiscal year. Total stockholders' equity was $372.6 million and total shares outstanding were 13.8 million, compared with $345.9 million and shares outstanding of 14.2 million on March 31, 2017. During the year ended March 31, 2018, we purchased 409,839 shares of our outstanding common stock at an average cost of $77.18 per share for a total purchase price of $31.6 million under the share repurchase plan.

Summary and Outlook

"A number of factors underscore our confidence in ePlus' growth prospects heading into fiscal year 2019, and we continue to invest in expanding our territory coverage and the value-added solutions we provide to our customers.  Market dynamics appear to be positive, particularly in our areas of strategic focus, namely cloud, security and digital infrastructure.  Our Enhanced Maintenance Services which utilize our Managed Services Centers to provide better customer care, is building our annuity services offerings and backlog.  Our international subsidiary, IGX Global, gained Cisco Gold certification which provides additional competitive advantages in the UK market and better supports our multinational customers, and the addition of OneCloud and IDS cloud services to our existing cloud offerings gives us differentiated capabilities in the cloud services solutions area," stated Mr. Marron.

"Over the last few months, we have realigned resources to address areas of high customer demand and to optimize our cost structure. The benefits of these actions are expected in fiscal 2019.  Additionally, we continue to see opportunities to complete strategic acquisitions that can further strengthen our market position by broadening and deepening our capabilities, as well as expanding our geographical presence," concluded Mr. Marron.

Recent Corporate Developments

•	On May 9, ePlus announced that Darren Raiguel had been promoted to Chief Operating Officer of ePlus inc. and President of ePlus Technology, inc.
•	On April 26, ePlus announced its board of directors authorized the repurchase of up to 500,000 shares of common stock over the 12-month period commencing May 28, 2018.
•	On April 4, ePlus announced it received the Intel® Technology Partner award for Healthcare Solution Partner of the Year.
•	On March 28, ePlus announced management would present at the Sidoti & Company Spring 2018 Conference held in New York on March 29, 2018.
•
On March 15, ePlus announced management would present at the Wall Street Technology Association (WSTA) seminar, "Next-Generation Cybersecurity: Implementing Effective Cybersecurity in a Time of Accelerating Threats" in New York on March 22, 2018.

•
On March 1, ePlus announced that it was named to CRN®'s 2018 Managed Service Provider (MSP) 500 list in the Elite 150 category. On February 9, ePlus announced that its subsidiary, ePlus Technology, inc. was recognized as Gigamon's Partner of the Year.

•	On February 8, ePlus announced it will host a presentation with Dell EMC at the HIMSS annual conference in March 2018 to explore "The Journey to Precision Medicine."

Conference Call Information

ePlus will hold a conference call and webcast at 4:30 p.m. ET on May 24, 2018:

Date: Time: Live Call: Replay: Passcode: Webcast:
Thursday, May 24, 2018
4:30 p.m. ET
(877) 870-9226, domestic, (973) 890-8320, international
(855) 859-2056, domestic, (404) 537-3406, international
8579587 (live and replay)
http://www.eplus.com/investors (live and replay)

The replay of this webcast will be available approximately two hours after the call and be available through June 1, 2018.

About ePlus inc.

ePlus is a leading consultative technology solutions provider that helps customers imagine, implement, and achieve more from their technology.  With the highest certifications from top technology partners and expertise in key technologies from data center to security, cloud, and collaboration, ePlus transforms IT from a cost center to a business enabler.  Founded in 1990, ePlus has more than 1,200 associates serving a diverse set of customers in the U.S., Europe, and Asia-Pac.  The Company is headquartered at 13595 Dulles Technology Drive, Herndon, VA, 20171. For more information, visit www.eplus.com, call 888-482-1122, or email info@eplus.com.  Connect with ePlus on Facebook at www.facebook.com/ePlusinc and on Twitter at www.twitter.com/ePlus.

ePlus. Where Technology Means More®.

ePlus® and ePlus products referenced herein are either registered trademarks or trademarks of ePlus inc. in the United States and/or other countries. OneCloud is a trademark of OneCloud Consulting, Inc. in the United States and/or other countries.  The names of other companies and products mentioned herein may be the trademarks of their respective owners.

Forward-looking statements

Statements in this press release that are not historical facts may be deemed to be "forward-looking statements." Actual and anticipated future results may vary materially due to certain risks and uncertainties, including, without limitation, possible adverse effects resulting from financial market disruption and volatility in the U.S. economy such as our current and potential customers delaying or reducing technology purchases, increasing credit risk associated with our customers and vendors, reduction of vendor incentive programs, and restrictions on our access to capital necessary to fund our operations; our ability to successfully perform due diligence and integrate acquired businesses; disruptions or a security breach in our IT systems and data and audio communication networks; the possibility of goodwill impairment charges in the future; significant adverse changes in, reductions in, or losses of relationships with our largest volume customers or one or more of our large volume customers or vendors; the demand for and acceptance of, our products and services; our ability to adapt our services to meet changes in market developments; our ability to implement comprehensive plans for the integration of sales forces, cost containment, asset rationalization, systems integration and other key strategies; our ability to reserve adequately for credit losses; our ability to secure our customers' electronic and other confidential information and remain secure during a cyber-security attack; future growth rates in our core businesses; the impact of competition in our markets; the failure to comply with public sector contracts or applicable laws;; our ability to adapt to changes in the IT industry and/or rapid changes in product offerings, including the proliferation of the cloud, infrastructure as a service and software as a service; our ability to realize our investment in leased equipment; our ability to hire and retain sufficient qualified personnel; and other risks or uncertainties detailed in our reports filed with the Securities and Exchange Commission. All information set forth in this press release is current as of the date of this release and ePlus undertakes no duty or obligation to update this information.

Contact:
Kleyton Parkhurst, SVP
ePlus inc.
kparkhurst@eplus.com
703-984-8150

ePlus inc. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	As of	As of
	March 31, 2018	March 31, 2017
ASSETS	(in thousands, except per share data)

Current assets:
Cash and cash equivalents	$118,198	$109,760
Accounts receivable—trade, net	270,156	266,029
Accounts receivable—other, net	26,532	24,987
Inventories	39,855	93,557
Financing receivables—net, current	69,936	51,656
Deferred costs	19,822	7,971
Other current assets	23,625	43,364
Total current assets	568,124	597,324

Financing receivables and operating leases—net	68,511	71,883
Property, equipment and other assets	19,143	11,956
Goodwill	76,624	48,397
Other intangible assets—net	26,302	12,160
TOTAL ASSETS	$758,704	$741,720

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES

Current liabilities:
Accounts payable	$106,933	$113,518
Accounts payable—floor plan	112,109	132,612
Salaries and commissions payable	19,801	18,878
Deferred revenue	38,881	65,312
Recourse notes payable—current	1,343	908
Non-recourse notes payable—current	40,863	26,085
Other current liabilities	33,370	19,179
Total current liabilities	353,300	376,492

Non-recourse notes payable—long term	10,072	10,431
Deferred tax liability—net	1,662	1,799
Other liabilities	21,067	7,080
TOTAL LIABILITIES	386,101	395,802

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Preferred stock, $.01 per share par value; 2,000 shares authorized; none outstanding	-	-
Common stock, $.01 per share par value; 25,000 shares authorized; 13,761 outstanding at March 31, 2018 and 14,161 outstanding at March 31, 2017	142	142
Additional paid-in capital	130,000	123,536
Treasury stock, at cost, 467 shares as of March 31, 2018	(36,016)	-
Retained earnings	277,945	222,823
Accumulated other comprehensive income—foreign currency translation adjustment	532	(583)
Total Stockholders' Equity	372,603	345,918
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$758,704	$741,720

ePlus inc. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Year Ended
	March 31,		March 31,
	2018	2017	2018	2017
	(in thousands, except per share data)

Net sales	$330,426	$332,767	$1,410,997	$1,329,389
Cost of sales	248,796	256,391	1,087,515	1,029,630
Gross profit	81,630	76,376	323,482	299,759

Selling, general and administrative expenses	59,989	55,411	228,127	205,232
Depreciation and amortization	2,835	1,844	9,921	7,252
Interest and financing costs	292	385	1,195	1,543
Operating expenses	63,116	57,640	239,243	214,027

OPERATING INCOME	18,514	18,736	84,239	85,732

Other income (expense)	(347)	-	(348)	380

EARNINGS BEFORE PROVISION FOR INCOME TAXES	18,167	18,736	83,891	86,112

PROVISION FOR INCOME TAXES	9,270	8,246	28,769	35,556

NET EARNINGS	$8,897	$10,490	$55,122	$50,556

NET EARNINGS PER COMMON SHARE—BASIC	$0.65	$0.76	$4.00	$3.65
NET EARNINGS PER COMMON SHARE—DILUTED	$0.65	$0.75	$3.95	$3.60

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING—
BASIC	13,620	13,792	13,790	13,867
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING—
DILUTED	13,767	13,981	13,967	14,028

Technology Segment
	Three Months Ended March 31,			Year Ended March 31,
	2018	2017	% Chg	2018	2017	% Chg
	(in thousands)

Sales of product and services	$318,353	$321,429	(1.0%)	$1,364,145	$1,290,228	5.7%
Fee and other income	1,680	1,030	63.1%	5,387	4,709	14.4%
Net sales	320,033	322,459	(0.8%)	1,369,532	1,294,937	5.8%

Cost of sales, product and services	247,372	255,408	(3.1%)	1,082,245	1,025,188	5.6%

Gross profit	72,661	67,051	8.4%	287,287	269,749	6.5%

Selling, general and administrative expenses	56,142	52,299	7.3%	214,980	193,594	11.0%
Depreciation and amortization	2,834	1,843	53.8%	9,918	7,243	36.9%
Operating expenses	58,976	54,142	8.9%	224,898	200,837	12.0%

Operating income	$13,685	$12,909	6.0%	$62,389	$68,912	(9.5%)

Key Business Metrics
Adjusted gross billings, product and services	$441,694	$458,520	(3.7%)	$1,891,065	$1,775,708	6.5%
Segment Adjusted EBITDA	$18,422	$16,195	13.8%	$80,555	$82,117	(1.9%)

Technology Segment Net Sales by Customer-end Market
	Twelve Months Ended March 31,
	2018	2017	Change
Technology	24%	23%	1%
State & Local Government & Educational Institutions	17%	21%	(4%)
Financial Services	15%	13%	2%
Telecom, Media, and Entertainment	14%	15%	(1%)
Healthcare	14%	11%	3%
Other	16%	17%	(1%)
Total	100%	100%

Financing Segment
	Three Months Ended March 31,			Year Ended March 31,
	2018	2017	% Chg	2018	2017	% Chg
	(in thousands)

Financing revenue	$9,973	$10,301	(3.2%)	$40,671	$34,200	18.9%
Fee and other income	420	7	5900.0%	794	252	215.1%
Net sales	10,393	10,308	0.8%	41,465	34,452	20.4%

Direct lease costs	1,424	983	44.9%	5,270	4,442	18.6%

Gross profit	8,969	9,325	(3.8%)	36,195	30,010	20.6%

Selling, general and administrative expenses	3,847	3,112	23.6%	13,147	11,638	13.0%
Depreciation and amortization	1	1	0.0%	3	9	(66.7%)
Interest and financing costs	292	385	(24.2%)	1,195	1,543	(22.6%)
Operating expenses	4,140	3,498	18.4%	14,345	13,190	8.8%

Operating income	$4,829	$5,827	(17.1%)	$21,850	$16,820	29.9%

Key Business Metrics
Segment Adjusted EBITDA	$4,923	$5,910	(16.7%)	$22,219	$17,170	29.4%

ePlus inc. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP INFORMATION

We included reconciliations below for the following non-GAAP information: (i) Adjusted Gross Billings of Product and Services, (ii) Adjusted EBITDA, (iii) Segment Adjusted EBITDA, (iv) non-GAAP Net Earnings and non-GAAP Net Earnings per Common Share - Diluted.

Adjusted Gross Billings of Product and Services represents our sales of product and services calculated in accordance with GAAP, adjusted to exclude the costs incurred related to sales of third-party software assurance, maintenance and services.

Adjusted EBITDA is net earnings calculated in accordance with GAAP, adjusted for the following: interest expense, depreciation and amortization, share based compensation, acquisition and integration expenses, provision for income taxes, and other income. Segment Adjusted EBITDA is defined as operating income calculated in accordance with GAAP, adjusted for interest expense, share based compensation, acquisition and integration expenses, and depreciation and amortization. We consider the interest on notes payable from our financing segment and depreciation expense presented within cost of sales, which includes depreciation on assets financed as operating leases, to be operating expenses.  The presentation of Adjusted EBITDA has been changed from prior period presentations to include adjustments for expenses related to acquisitions such as legal, accounting, tax and adjustments to the fair value of contingent purchase price consideration as well as stock compensation.

Non-GAAP net earnings and non-GAAP net earnings per common share – diluted is based on net earnings calculated in accordance with GAAP, adjusted to exclude other income (expense), share based compensation, and acquisition and integration expenses, and the related tax effects, the tax (benefit) expense due to the re-measurement of deferred tax assets and liabilities at the new U.S. tax rates, and an adjustment to our tax expense in the prior year assuming a 31.5% effective annual income tax rate for U.S. operations.  The presentation of non-GAAP net earnings and non-GAAP net earnings per common share – diluted have been changed from prior period presentations to include adjustments for expenses related to acquisitions such as legal, accounting, tax and adjustments to the fair value of contingent purchase price consideration as well as stock compensation.

Our use of non-GAAP information as analytical tools has limitations, and you should not consider them in isolation or as substitutes for analysis of our financial results as reported under GAAP. In addition, other companies, including companies in our industry, might calculate similar non-GAAP Adjusted Gross Billings, Adjusted EBITDA, non-GAAP Net Earnings and non-GAAP Net Earnings per Common Share - Diluted or similarly titled measures differently, which may reduce their usefulness as comparative measures.

	Three Months Ended March 31,		Year Ended March 31,
	2018	2017	2018	2017
	(in thousands)
Sales of product and services	$318,353	$321,429	$1,364,145	$1,290,228
Costs incurred related to sales of third party software assurance, maintenance and services	123,341	137,091	526,920	485,480
Adjusted gross billings of product and services	$441,694	$458,520	$1,891,065	$1,775,708

	Three Months Ended March 31,		Year Ended March 31,
	2018	2017	2018	2017
	(in thousands)
Consolidated
Net earnings	$8,897	$10,490	$55,122	$50,556
Provision for income taxes	9,270	8,246	28,769	35,556
Depreciation and amortization [1]	2,835	1,844	9,921	7,252
Share based compensation	1,608	1,505	6,464	6,025
Acquisition and integration expenses [2]	388	20	2,150	278
Other (income) expense [4]	347	-	348	(380)
Adjusted EBITDA	$23,345	$22,105	$102,774	$99,287

	Three Months Ended March 31,		Year Ended March 31,
	2018	2017	2018	2017
	(in thousands)
Technology Segment
Operating income	$13,685	$12,909	$62,389	$68,912
Depreciation and amortization [1]	2,834	1,843	9,918	7,243
Share based compensation	1,515	1,423	6,098	5,684
Acquisition and integration expenses [2]	388	20	2,150	278
Segment Adjusted EBITDA	$18,422	$16,195	$80,555	$82,117

Financing Segment
Operating income	$4,829	$5,827	$21,850	$16,820
Depreciation and amortization [1]	1	1	3	9
Share based compensation	93	82	366	341
Segment Adjusted EBITDA	$4,923	$5,910	$22,219	$17,170

	Three Months Ended March 31,		Year Ended March 31,
	2018	2017	2018	2017
	(in thousands, except per share data)
GAAP: Earnings before provision for income taxes	$18,167	$18,736	$83,891	$86,112
Share based compensation	1,608	1,505	6,464	6,025
Acquisition and integration expenses [2]	388	20	2,150	278
Acquisition related amortization expense [3]	1,800	902	5,978	4,000
Other (income) expense [4]	347	-	348	(380)
Non-GAAP: Earnings before provision for income taxes	22,310	21,163	98,831	96,035

GAAP: Provision for income taxes	9,270	8,246	28,769	35,556
Share based compensation [7]	611	571	3,900	2,798
Acquisition and integration expenses [2]	147	7	815	105
Acquisition related amortization expense [3]	682	301	2,103	1,255
Other (income) expense [4]	132	-	132	(144)
Re-measurement of deferred taxes [5]	(1,753)	-	1,654	-
Adjustment to FY17 U.S. federal tax rate to 31.5% [6]	-	(661)	-	(2,913)
Non-GAAP: Provision for income taxes	9,089	8,464	37,373	36,657

Non-GAAP: Net earnings	$13,221	$12,699	$61,458	$59,378

GAAP: Net earnings per common share – diluted	$0.65	$0.75	$3.95	$3.60
Non-GAAP: Net earnings per common share – diluted	$0.96	$0.91	$4.40	$4.23

[1] Amount consists of depreciation and amortization for assets used internally.
[2] Includes acquisition-related expenses including legal, accounting, tax, and adjustments to the fair value of contingent purchase price consideration.
[3] Amount consists of amortization of intangible assets from acquired businesses.
[4] Interest income, foreign currency transaction gains or losses, and income from settlements.
[5] Tax (expense) benefit for the re-measurement of U.S. deferred income tax assets and liabilities at the new corporate tax rate of 21%.
[6] Amount represents the adjustment to our tax expense for 4Q17 and FY17 assuming a U.S. effective annual income tax rate of 31.5%.
[7] Amount represents the tax effect of share based compensation and the tax benefit recognized in income tax expense on the vesting of restricted stock.